EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
212-829-5770 (o) 917-692-0000 (m)

NETWORK-1 REPORTS FIRST QUARTER 2018 RESULTS

New York, New York May 16, 2018 - Network-1 Technologies, Inc. (NYSE AMERICAN: NTIP), a company specializing in the development, licensing, and protection of its intellectual property assets, today announced financial results for the quarter ended March 31, 2018.

Network-1 had revenue of $19,463,000 for the three months ended March 31, 2018 as compared to revenue of $6,221,000 for the three months ended March 31, 2017.  The increase in revenue of $13,242,000 for the three months ended March 31, 2018 was primarily due to revenue of $19,020,000 for the three months ended March 31, 2018 from a fully-paid license related to Network-1's patent litigation settlement with Juniper Networks, Inc. and revenue from sale of its Avaya unsecured bankruptcy claim.  Excluding revenue from Network-1's fully-paid license with Juniper and sale of its Avaya unsecured bankruptcy claim, revenue from royalty bearing licenses for the three months ended March 31, 2018 was $443,000 compared to $6,221,000 for the three months ended March 31, 2017.  The decrease in such royalty bearing revenue was due primarily to several of Network-1's largest licensees stopping royalty payments as a result of the November 2017 jury verdict in Network-1's patent litigation with Hewlett-Packard.

Network-1 realized net income of $8,601,000 or $0.36 per share (basic) and $0.34 per share (diluted) for the three months ended March 31, 2018 compared with net income of $2,268,000 or $0.09 per share (basic and diluted) for the three months ended March 31, 2017.  The increase in net income of $6,333,000 was primarily due to income associated with increased revenue of $13,242,000 from Network-1's fully-paid license with Juniper and from the sale of its Avaya unsecured claim, less related costs.

At March 31, 2018, Network-1's principal sources of liquidity consisted of cash and cash equivalents and other investments of $69,468,000 and working capital of $59,305,000. Network-1 believes based on its current cash position and projected licensing revenue from its existing license agreements and other revenue that it will have sufficient cash to fund its operations for the foreseeable future.

On November 13, 2017, a jury empaneled in Network-1's patent infringement litigation in the United States District Court for the Eastern District of Texas, Tyler Division, found that certain claims of Network-1's Remote Power Patent were invalid and not infringed by Hewlett-Packard (the "HP Jury Verdict").  On February 2, 2018, Network-1 moved to throw out the HP Jury Verdict and have the District Court determine that certain claims of the Remote Power Patent are not obvious (invalid) as a matter of law by filing motions for judgment as a matter of law on validity and a new trial on validity and infringement.  A hearing on the motions was held on May 14, 2018 and decisions are pending.  The HP Jury Verdict had a material adverse effect on Network-1's business, results of operations and cash-flow for the quarter ended March 31, 2018 and may continue to do so in the future.  Several of Network-1's largest licensees for its Remote Power Patent advised Network-1 that they will no longer pay ongoing royalties to Network-1 pursuant to their license agreements.  Network-1 disagrees with the position taken by such licensees for, among other reasons, that the HP Jury Verdict has not been subject to an order of the District Court and may be thrown out as a result of motion practice in the District Court.  If Network-1 is unable to satisfactorily resolve the issue, it may pursue arbitration.  If the District Court subsequently issues an order confirming the HP Jury Verdict and finding certain claims of the Remote Power Patent obvious (invalid), and Network-1 is unable to overturn such order on appeal to the United States Court of Appeals for the Federal Circuit, certain of its licensees will not be obligated to pay Network-1 ongoing royalties and other licensees, including Cisco, Network-1's largest licensee, will likely continue not to pay royalties unless there is an arbitration ruling that the District Court order does not affect the obligation of such licensees to continue to pay royalties to Network-1.

On December 7, 2016, the Board of Directors of Network-1 approved the initiation of a dividend policy providing for the payment of a regular semi-annual dividend of $0.05 per common share ($0.10 per common share annually) commencing in 2017. Network-1 anticipates paying the semi-annual dividends in March and September of each year.  It is anticipated that the semi-annual regular dividend will continue to be paid through March 2020 (the expiration of Network-1's Remote Power Patent) provided that Network-1 continues to receive royalties from licensees of its Remote Power Patent.

In March and September of 2017, Network-1 paid semi-annual cash dividends of $.05 per common share.  On February 9, 2018, the Board of Directors of Network-1 declared a semi-annual cash dividend of $.05 per common share which was paid on March 24, 2018 to all common stockholders of record as of March 9, 2018

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns fifty-two (52) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize three patent portfolios (the Cox and Mirror Worlds patent portfolios and the recently acquired M2M/IoT patent portfolio). Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1's Remote Power Patent has generated licensing revenue in excess of $141,000,000 from May 2007 through March 31, 2018. Network-1 has achieved licensing and other revenue of $47,150,000 through March 31, 2018 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission, including, among others, the material adverse effect on Network-1's business, results of operation and cash-flow if the District Court issues an order confirming the HP Jury Verdict and finding certain claims of the Remote Power Patent obvious (invalid) and Network-1 is unable to overturn the District Court order on appeal to the Federal Circuit, the risk that Network-1 will not continue to receive material royalty revenue from licensees of its Remote Power Patent, the uncertainty of Network-1's revenue stream, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network‑1's ability to achieve revenue and profits from its Cox Patent Portfolio, its recently acquired M2M/IoT Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

The unaudited condensed consolidated statements of income and comprehensive income and unaudited condensed consolidated balance sheet are attached.

Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited)

	Three Months Ended March 31,
	2018	2017

REVENUE	$19,463,000	$6,221,000

OPERATING EXPENSES:
Costs of revenue	7,259,000	1,792,000
Professional fees and related costs	518,000	405,000
General and administrative	507,000	484,000
Amortization of patents	70,000	50,000
Stock-based compensation	226,000	237,000

TOTAL OPERATING EXPENSES	8,580,000	2,968,000

OPERATING INCOME	10,883,000	3,253,000
OTHER INCOME:
Interest income, net	143,000	9,000

INCOME BEFORE INCOME TAXES	11,026,000	3,262,000

INCOME TAXES
Current	2,425,000	955,000
Deferred taxes, net	—	39,000
Total income taxes	2,425,000	994,000

NET INCOME	$8,601,000	$2,268,000

Net Income Per Share
Basic	$0.36	$0.09
Diluted	$0.34	$0.09

Weighted average common shares outstanding:
Basic	23,807,014	24,118,851
Diluted	25,611,497	26,333,945

Cash dividends declared per share	$0.05	$0.05

NET INCOME
	$8,601,000	$2,268,000
OTHER COMPREHENSIVE LOSS
Unrealized holding loss on securities available-for-sale arising during the period	(25,000)	(1,000)

COMPREHENSIVE INCOME	$8,576,000	$2,267,000

Condensed Consolidated Balance Sheet (Unaudited)

Cash and cash equivalents	$56,678,000

Other investments	$12,790,000

Total current assets	$69,953,000

Total assets	$72,266,000

Total current liabilities	$10,648,000

Total long term liabilities	$-0-

Total stockholders' equity	$61,618,000